Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
VaxGen, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-63258) on Form S-3 and (Nos. 333-85391, 333-61158 and 333-84922) on Form S-8
of VaxGen, Inc. of our report dated February 7, 2003, relating to the balance sheets of VaxGen, Inc. (a development stage enterprise) as of December 31, 2002 and 2001, and the related statements of operations, cash flows and stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2002 and for the period from November 27, 1995 (inception) through December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of VaxGen, Inc.

Our report dated February 7, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations during its development stage and expects to have a working capital deficiency for 2003 which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                        /s/ KPMG LLP

Mountain View, California
March 31, 2003